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                    WELLSPRING INVESTMENTS, INC.,
                      CERTIFICATE OF DESIGNATION
                 SERIES A CONVERTIBLE PREFERRED STOCK


     M. Richard Cutler hereby certifies that he is the President and Secretary of Wellspring Investments, Inc., a Delaware corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Articles of Incorporation, as amended, and the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolutions on September 8, 1998; and that none of the Series A Convertible Preferred Stock has been issued.

     1. Creation and Designation of Series A Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 8,000 shares and designated as the Series A Convertible Preferred Stock (the "Shares" or "Preferred Shares"), having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

     2. Dividend Provisions. The holders of shares of Series A Convertible Preferred Stock (the "Shareholders" or "holder") shall be entitled to receive a dividend (the "Dividend") equal to thirteen percent (13%) per annum, cumulating but not compounding, in Shares of Company Common Stock (the "Dividend Shares") valued at Five
Dollars ($5.00) per share and payable on March 31, June 30,
September 30, and December 31 of each year. Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Series A Convertible Preferred Stock with respect to dividends. Dividend payments to the holders of shares of Series A Convertible Preferred Stock shall be payable by delivery of a stock certificate representing the Dividend Shares to each entitled holder's address which is registered with the Secretary of the Company.

     3.   Liquidation Provisions.  The Series A Convertible
Preferred Stock shall not have any rights to assets or proceeds from sale of assets of the Company in the event of liquidation.

     4. Conversion Provisions. The holders of shares of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.

               (1) Each share of Series A Convertible Preferred Stock (the "Preferred Shares") shall be convertible, at the option of its holder, at any time, into one (1) share of Common Stock of the Company (the "Conversion Shares").

               Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company with notice to the Company evidencing such holder's intention to convert the Preferred Share(s) or a specified portion thereof, and accompanied, if required by the Company, by proper assignment thereof in blank. The date on which notice of

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          conversion (the "Conversion Date") is given
          shall be deemed to be the date on which the holder has delivered the Preferred Shares, with the conversion notice duly executed, to the Company, the Company shall complete the issuance of Common Shares within ten (10) business days of receipt of the conversion form and the Series A Convertible Preferred Stock Certificates. Purchaser has the right to convert the Preferred Shares at any time after acquisition thereof.

               (2) No fractional shares of Series A Convertible Preferred Stock may be converted. No fractional shares of common stock shall be issued upon conversion of the Series A Convertible Preferred Stock, instead, shares will be rounded up if the calculation results in .6 or more shares and rounded down if the calculation results in .5 or less shares.

          (b)  Adjustments to Conversion Rate.

               (1) Reclassification, Exchange and Substitution. If the common stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

               (2) Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section
          (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

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               (3)  Any adjustments made pursuant to this clause (b)
          shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

          (c) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

          (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the conversion rate for any shares of Series A Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the conversion rate at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

          (e) Notices of Record Date. In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Convertible Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

          (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock.

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          (g)  Registration Rights.  If the Company at any time
     proposes to register any of its securities under the Act, including under an SB-2 Registration Statement or otherwise, it will each such time give written notice to all holders of outstanding shares and warrants of its intention so to do.
     Upon the written request of a holder or holders of any such Shares or Warrants given within 30 days after receipt of any such notice, the Company will use its best efforts to cause all such Shares, the holders of which (or of the Warrants for which upon exercise thereof the Company will issue Shares) shall have so requested registration thereof, to be registered under the Act (with the securities which the Company at the time propose to register), all to the extent requisite to permit the sale or other disposition by the prospective Sellers of the Shares so registered; provided, however, that the Company may, as a condition precedent to its effective such registration, require each prospective Seller to agree with the Company and the managing underwriter or underwriters of the offering to be made by the Company in connection with such registration that such Seller will not sell any securities of the same class or convertible into the same class as those registered by the Company (including any class into which the securities registered by the Company are convertible) for such reasonable period after such registration becomes effective (not exceeding 90 days) as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company's offering would be materially adversely affected in the absence of such an agreement. All expenses incurred by the Company in complying with this Section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company. Notwithstanding the foregoing, Sellers shall pay all underwriting discounts or commissions with respect to shares sold by the Sellers.

     5. Holders' Put Rights. In the event that the Company completes a round of financing or engages in a business combination transaction, whether through a private placement in accordance with Regulation D of the Securities Act of 1933, through a registration statement filed with the Securities and Exchange Commission, whether on a Form SB-2 or otherwise, or whether through a statutory or other merger or other combination transaction, which results in gross proceeds to the Company or gross assets acquired by the Company of more than One Hundred Fifty Thousand Dollars ($150,000), the Holders of Series A Convertible Preferred Stock shall have the right, but not the obligation, to put all or a portion of the Series A Convertible Preferred Stock back onto the Company at a value of $10.00 per share.

     6. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

     7.    Voting Provisions.  The shares of Series A Convertible
Preferred Stock shall not have any voting rights.

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     IN WITNESS WHEREOF, the Company has caused this Certificate of
Designation of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 8th day of September, 1998.



By:    /s/M. Richard Cutler
       ______________________________
       M. Richard Cutler
       President and Secretary


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                              EXHIBIT 1

                          CONVERSION NOTICE

               (To be executed upon Conversion of Series A
                 Convertible Preferred Stock)

To:    Wellspring Investments, Inc. (the "Company")

       The undersigned hereby irrevocably elects to exercise the right, represented by that certain Certificate of Designation of Series A Convertible Preferred Stock (the "Preferred Stock") as adopted by the Company's Board of Directors on September 8, 1998, and by Preferred Stock Certificate No. _______, attached hereto, to convert ______________ shares of Preferred Stock into __________ shares of Common Stock ("Common Stock") of the Company according to the Conversion Ratio set forth in the Certificate of Designation.
The undersigned requests that certificates for the Common Stock be registered in the name of ________________________________________ whose address is ________________________________________________________
and that such certificates be delivered to _______________________________________________whose address is_____________________________________________.  If said number of shares of Preferred Stock is less than all of the shares of Preferred Stock currently held by the undersigned, the undersigned requests that a new Preferred Stock Certificate representing the number of shares held by the undersigned after giving effect to the conversion herein be registered in the name of ___________________________whose address is _______________________________
and that such Preferred Stock Certificate be delivered to _____________________________whose address is ___________________________________.




Dated:                                  Signature:_________________________

                                            (Signature must conform in all
                                            respects to name of holder as
                                            specified on the Preferred Stock
                                            Certificate)